Exhibit 10.31
DOLLAR TREE, INC.

2021 OMNIBUS INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”) is effective as of the “Date of Grant” specified in the accompanying Notice of Grant (the “Notice of Grant”), by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”) and the “Grantee” as defined in the Notice of Grant.

W I T N E S S E T H:

The Dollar Tree, Inc. 2021 Omnibus Incentive Plan (the “Plan”) provides for the grant of Options in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that it is in the best interest of the Company and its shareholders to issue an Award of Options to the Grantee (this “Award”). Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.

1.    AWARD AND EXERCISE PRICE.  The Company hereby grants the Grantee an Option to purchase the number of shares of Stock set forth in the Notice of Grant (such shares of Stock, the “Covered Shares”) at the exercise price per Covered Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant. The Option is not an Incentive Stock Option.

2.    EXERCISABILITY.  The Option shall vest and become exercisable in accordance with the vesting and exercise schedule set forth in the Notice of Grant, subject to Section 3 and the other terms and conditions of this Agreement and the Plan. In the event of the Grantee’s Termination of Employment (as defined in Section 7) due to death, the Option shall become fully vested and exercisable on the date of death. In the event of the Grantee’s Termination of Employment due to Disability (as defined in Section 9) or Retirement (as defined in Section 8), the Option shall continue to vest and become exercisable in accordance with the vesting and exercise schedule set forth in the Notice of Grant, as though the Grantee had not had a Termination of Employment. In the event of the Grantee’s Termination of Employment other than due to death, Disability or Retirement, the Option shall be exercisable for the number of Covered Shares for which it was exercisable on such date of termination, and no further vesting or additional exercisability shall occur. Notwithstanding the foregoing, in the event of a Change in Control, Section 14 of the Plan shall apply to the Option, and the Committee may take such actions as it deems appropriate pursuant to the Plan, including accelerating vesting and/or exercisability of this Award by waiving all or part of the conditions for vesting and/or exercisability set forth in the Notice of Grant.

3.     EXPIRATION, POTENTIAL RECOUPMENT. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)    the ten-year anniversary of the Date of Grant;

(b)    if the Grantee’s Termination of Employment occurs due to (i) death, (ii) Disability or (iii) Retirement, the ten-year anniversary of the Grant Date;

(c)    if the Grantee experiences a Termination of Employment by a Member Company without Cause, the one-year anniversary of the Date of Termination;

(d)    if the Grantee’s Termination of Employment occurs to due Grantee’s resignation (for clarity, other than upon death or due to Disability or Retirement), and other than at a time when Cause exists, the three-month anniversary of the Date of Termination;

(e)    if the Grantee experiences a Termination of Employment by a Member Company for Cause or resigns at a time when Cause exists, the Date of Termination; or

(f)    if the Grantee’s Termination of Employment occurs following the Grantee’s provision of Adequate Notice (as defined in Section 8), the date of a failure to comply (as determined under the last paragraph of Section 8) with the Covenants (as defined in Section 8).

The Grantee further acknowledges and agrees that if the Grantee’s Termination of Employment occurs following the Grantee's provision of Adequate Notice, upon the Grantee’s failure to comply (as determined under the last paragraph of Section 8) with the Covenants, any Stock acquired under this Agreement, any resulting proceeds, and any other economic benefit to the Grantee under this Agreement shall be subject to immediate recoupment by the Company and to the remedies set forth in Exhibit A hereto.

4.    METHOD OF OPTION EXERCISE.

4.1    Notice of Exercise.  Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Company in a form and by a method acceptable to the Committee at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Grantee elects to purchase and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Grantee’s election if applicable.

4.2    Payment of Exercise Price.  Payment shall be made by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Grantee by delivery or attestation of shares of Stock that have been owned by the Grantee and are otherwise acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; (ii) the Grantee may pay the Exercise Price by authorizing a securities brokerage firm with which the Company has established and maintains a cashless exercise program to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; or (iii) the Grantee may pay the Exercise Price by such other method as is permitted under the Plan and approved, prior to exercise, by the Committee.

4.3     Compliance with Law.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

5.    WITHHOLDING.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes, to the extent such withholding is required by law. The Company shall deduct from the shares of Stock issuable to a Participant upon the exercise a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the tax withholding obligations of the Member Companies. Upon the exercise, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to Grantee. The Fair Market Value of any shares of Stock withheld shall not exceed the amount determined by the minimum statutory withholding rates for each applicable tax jurisdiction.

6.    TRANSFERABILITY. During the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. Transfers at death are governed by Section 10 below.

7.     DATE OF TERMINATION.  For purposes of this Agreement, the Grantee’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Grantee experiences a Termination of Employment (as defined in this Section 7) with the Member Companies, regardless of the reason for the termination of such status. For purposes of this Agreement, “Termination of Employment” shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and “Member Company” shall mean a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3).

8.     RETIREMENT.  For purposes of this Agreement, the Grantee’s “Retirement” means the Grantee’s Termination of Employment under the following circumstances and subject to the following conditions:

(a)    The Termination of Employment is on or after the date the Grantee attains the age of fifty-nine and a half (59 ½).

(b)    The Termination of Employment is on or after the date the Grantee completes two (2) years of Service.

(c)    The Termination of Employment is on or after the date specified in an “Adequate Notice,” unless an earlier separation date is requested by the “Appropriate Party.” Adequate Notice, for this purpose, means communication to the Appropriate Party on a form prescribed by the Company that the Grantee is giving consideration to retiring as of a date at least twelve (12) months after such communication for an Employee serving as Chief Executive Officer (“CEO”), or, for Employees not serving as CEO, at least six (6) months after such communication. Appropriate Party, for this purpose, means (a) the Board, for the CEO; and (b) the CEO for other Employees. The Grantee acknowledges that any Termination of Employment after the Grantee has provided Adequate Notice will be considered a voluntary termination for purposes of, and thus shall preclude eligibility for, severance under any “Executive Agreement” or similar agreement between the Grantee and the Company in effect on the date of Retirement.

(d)    The Grantee supports a transition to the Grantee’s successor in the manner requested by the Board or the Grantee’s supervisor, as applicable.

(e)    The Grantee complies with the Covenants (as defined in Exhibit A hereto).

(f)    The Grantee’s execution, and non-revocation, of a separation agreement containing a release of claims in favor of the Company, its affiliates, and their respective officers and directors, and other relevant provisions in a form provided by and acceptable to the Company, which separation agreement has become irrevocable not later than thirty (30) days after the date of the Grantee’s Termination of Employment.

(g)    Retirement of the Grantee shall not include a Termination of Employment by the Company for Cause or a resignation at a time when Cause exists, even if the foregoing requirements for Retirement are otherwise met.

Whether the circumstances and conditions above are present or have been satisfied for the Grantee will be determined by (a) the Board, for the CEO; and (b) the CEO, for other Employees. Whether special circumstances warrant a variation from the above definition will be determined by (a) the Board, for the CEO; and (b) the Committee, for other Employees.

9.    DISABILITY. For purposes of this Agreement “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

10.     BINDING EFFECT; HEIRS AND SUCCESSORS.

10.1    General. The terms and conditions of this Agreement shall be effective upon delivery to the Grantee, with or without execution by the Grantee.

10.2    Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

10.3    Designated Beneficiary. If any rights exercisable by the Grantee or shares of Stock that may be issued to the Grantee under this Agreement have not been exercised or issued, respectively, at the time of the Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such shares of Stock shall be deliverable to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Grantee in accordance with Section 19.5 of the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Grantee, any rights that would have been exercisable by the Grantee and any benefits distributable to the Grantee shall be exercised by or distributed to the legal representative of the estate of the Grantee. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

11.    ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS.

11.1 Entire Agreement.  The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11.2 Enforcement of Rights. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Norfolk, Virginia.

12     NO IMPLIED RIGHTS.

12.1    Service.  The Option will not confer on the Grantee any right with respect to continuance of Service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s Service at any time.

12.2.    Shareholder Rights.  The Grantee shall not have any rights of a shareholder with respect to the Covered Shares until a stock certificate has been duly issued following exercise of the Option as provided herein.

13.     NOTICES.  Except to the extent otherwise provided in Section 4.1, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four (24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

14.     FRACTIONAL SHARES.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4.4 of the Plan or otherwise, the Company will be entitled to pay to the Grantee the Fair Market Value of such fractional share.

15.     AMENDMENT.  This Agreement may be amended by written agreement of the Grantee and the Company, without the consent of any other person.

16.    GOVERNING LAW; JURISDICTION AND VENUE.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof. The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement, except to the extent of proceedings required to be brought in accordance with any arbitration agreement between the parties, and the parties to this Agreement hereby consent to the jurisdiction of such courts.

17.    CLAW-BACK. The Grantee acknowledges and agrees that the Option is subject to the provisions of Section 19.1 of the Plan, “Forfeiture Events; Recoupment,” and to the provisions of any claw-back or similar policy adopted, implemented, or amended by the Company, whether before or after the Date of Grant.

EXHIBIT A

Restrictive Covenants

    The covenants set forth in this Exhibit A (the “Covenants”) are several. Compliance with the Covenants is a condition of Retirement under this Agreement.

a.    Confidential Information. The Grantee understands and acknowledges that during the course of the Grantee’s employment by the Company, the Grantee will have access to and learn about Confidential Information belonging to the Company.

For purposes of the Covenants, "Confidential Information" is all information not generally known to the public and developed or maintained by the Company or its agents in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company’s: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation and logistics information, and factory lists of the Company or of any other person or entity that has entrusted information to the Company in confidence.

The Grantee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Grantee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. the Grantee understands and acknowledges that as a result of these ongoing efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace, and it is essential to the Company’s success moving forward.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Grantee, provided that such disclosure is through no direct or indirect fault of the Grantee or anyone acting on the Grantee’s behalf.

i.    Disclosure and Use Restrictions. The Grantee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other executives and employees of the Company not having a need to know such information); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Grantee’s authorized employment duties to the Company or with the prior consent of the Grantee’s supervisor; and (iv) to immediately return and not retain, in any form, any such Confidential Information upon the Separation Date. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or subpoena/order. The Grantee shall promptly provide written notice of any such order to the Company’s Chief Legal Officer, if permitted by law to do so.

The Grantee understands and acknowledges that the Grantee’s obligations under the Covenants with regard to any particular Confidential Information shall commence immediately upon the Grantee’s first having access to such Confidential Information and shall continue during and after the Grantee’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Grantee’s breach of the Covenants or breach by those acting in concert with the Grantee or on the Grantee’s behalf.

ii.    Whistleblower Protection and Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of the Covenants or any other agreement or Company policy, the Grantee will not be held liable under this Agreement or any other agreement or Company policy or any federal or state trade secret law for any disclosure of a trade secret or other Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.    Covenant Not to Compete.

i.    Acknowledgment. The Grantee understands that the senior nature of the Grantee’s position gives the Grantee access to and knowledge of Confidential Information and places the Grantee in a position of trust and confidence with the Company and, further, that the improper use or disclosure by the Grantee of Confidential Information is likely to result in unfair or unlawful competitive activity that would substantially harm the Company. The Grantee understands and acknowledges that the Grantee’s experience and expertise relating to the business of a retailer are unique and specialized, and that the Company’s ability to reserve these talents for the exclusive knowledge and use of the Company during the Grantee’s employment and for a reasonable period thereafter is of great competitive importance and commercial value to the Company.

ii.    Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Grantee herein, during the Grantee’s employment and for a 24-month period beginning on the Separation Date, the Grantee agrees and covenants that the Grantee will not engage in any Prohibited Activity (as defined below) for a Competitor (as defined below). This restrictive covenant applies whether the Grantee’s employment is terminated by the Grantee or by the Company for any reason or no reason.
1.For purposes of this non-compete, "Prohibited Activity" is activity in which the Grantee, in any competitive capacity (whether for compensation or not) provides services, advises, consults, or otherwise acts in a role in which Executive (i) would be engaged in the same or similar type of work or services the Grantee performed for or on behalf of the Company at any time during the two-year period immediately prior to the Separation Date and would be competitive with business, products, or services of the Company; or (ii) would reasonably be expected to require the Grantee’s application of, disclosure of, reliance on, or use of the Company’s Confidential Information or customer goodwill.
2.A “Competitor” is defined as (i) Dollar General; Walmart; Target; Five Below; or (ii) a Discount Retail Chain that operates one or more retail stores located within the Restricted Area.
3.“Discount Retail Chain” is defined as a chain of stores (with at least 200 stores as of Executive’s Separation Date, including by way of illustration and not limitation, 99 Cents Only) that predominantly sell good or products retailing for $5 or less.
4.“Restricted Area” is defined as the area that is within ten miles of any Dollar Tree or Family Dollar store existing as of the Separation Date.

iii. Nothing herein shall prohibit the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Grantee is not a controlling person of, or a member of a group that controls, such corporation.

c.    Non-Piracy of Company Executives. The Grantee agrees and covenants that, for a period of 24 months from the Separation Date, the Grantee shall not directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any Company Executive, or induce the termination of employment of any Company Executive. “Company Executive” means any person who at the time of, or within three months immediately prior to, the solicitation, hiring, recruitment, or inducement, was employed by the Company at a Director-level or more senior position. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, where the purpose of or reasonably anticipated impact or consequence of the communication would be to solicit, hire or recruit such person. For the avoidance of doubt, this restriction applies regardless of whether the Grantee or the Company Executive initiated the first communication.

d.    Non-Disparagement. The Grantee agrees and covenants that, during the Grantee’s employment and for a period of 24 months after the Separation Date, the Grantee will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its executives, directors, and officers. This Section does not, in any way, restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or otherwise under applicable law, including but not limited to the Grantee's right to discuss sexual assault and/or sexual harassment claims, make a complaint or charge with or respond to an inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

e.    Acknowledgment. The Grantee acknowledges and agrees that the services the Grantee will render to the Company are of a special and unique character; that the Grantee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and logistical, operational, merchandising and marketing strategies by virtue of the Grantee’s employment; and that the restrictive covenants and other terms and conditions of the Covenants are reasonable and reasonably necessary to protect the legitimate business interests of the Company.

The Grantee affirms that the Grantee will not be subject to undue hardship or an unreasonable restraint on the Grantee’s ability to earn a livelihood by reason of the Grantee’s full compliance with the terms and conditions of the Covenants or the Company’s enforcement thereof; and that the Covenants and this Award are not a contract of employment and shall not be construed as a commitment by either of the parties to continue an employment relationship for any certain period of time.

The Grantee’s obligations under each of Sections (a)(i), (b)(ii), (c), and (d) above are separable and independently enforceable of each other and of any legal obligations that may exist between the Company and the Grantee. The real or perceived existence of any claim or cause of action of the Grantee against the Company, whether predicated on the Covenants or some other basis, will not alleviate the Grantee of the Grantee’s obligations under the Covenants and will not constitute a defense to the enforcement by the Company of the restrictions and covenants contained herein.

f.    Remedies. In the event of a breach or threatened breach by the Grantee of any of the Covenants, the Grantee hereby consents and agrees that the Company shall be entitled to seek (notwithstanding the any agreement to arbitrate claims to which the Company, the Grantee, or a Member Company is subject), in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief including without limitation a claim for recovery or disgorgement of any amount paid or realized, or shares issued to the Grantee pursuant to the Award.